SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

American Israeli Shared Values Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

128 East 62nd Street

Suite PH

New York, New York  10021

TELEPHONE NUMBER:

(212) 754-5733

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Jamia C. Jasper

128 East 62nd Street

Suite PH

New York, New York  10021

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/  /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the President of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of New York and State of New York on this __12th_ day of September, 2007.

ATTEST:	American Israeli Shared Values Trust

/s/ Edward J. Silverstein	/s/ Jamia C. Jasper
By: Edward J. Silverstein	By: Jamia C. Jasper, President